EXECUTION COPY
RETENTION AGREEMENT
     This Retention Agreement (“Agreement”) sets forth the mutual agreement of Dell Inc., for itself and its subsidiaries and Russell Freeman (“Executive”) regarding the subject matters addressed below. Executive is currently employed by Perot Systems Corporation and, upon consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and between Dell Inc., DII — Holdings Inc. and Perot Systems Corporation (the “Merger Agreement”), Perot Systems Corporation and/or its successor shall become a subsidiary of Dell Inc. (collectively, with its subsidiaries including Perot Systems Corporation, “Dell”). This Agreement shall not be effective unless and until the Executive agrees to continue employment with Dell on or immediately after the Effective Time (as such term is defined in the Merger Agreement). Notwithstanding anything in this Agreement to the contrary, in the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall not become effective and shall, without any action of any party hereto, automatically terminate, become void ab initio, and have no force or effect simultaneously with the termination of the Merger Agreement. In the event Executive continues employment with Dell on or after the Effective Time, the Closing Date (as defined in the Merger Agreement) shall be the “Effective Date” of this Agreement.
     1. Retention Date. For purposes of this Agreement, the “Retention Date” shall mean the earlier of (i) the date that is six months following the Closing Date, or (ii) the date immediately preceding the date that Executive’s employment is terminated by Dell without Cause or by Executive for Good Reason, provided such termination occurs during the period beginning at the Effective Time and ending on the date that is six months following the Closing Date (the “Retention Period”). It is the intention of the parties hereto that Executive’s employment with Dell will end effective as of the day following the Retention Date. Until the Retention Date, Executive will remain in Executive’s current position at Perot Systems Corporation and/or its successor and Executive’s primary responsibilities will be to complete and/or assist in the transition of ongoing projects, and to perform other duties and special projects, as assigned by Executive’s manager or other person or entity to whom Executive reports. During this period, Executive will act in a professional manner and abide by the Non-Disparagement provision stated below. Nothing in this Agreement confers upon Executive a right to be a continuing employee of Dell, or imposes on Dell an obligation to continue Executive’s employment relationship, if Executive violates any of the terms of this Agreement, any of the provisions of any agreements between Executive and Dell, or Dell’s Code of Conduct or any other Dell policy generally applicable to employees of Executive’s level and position. Any such violation shall constitute “Cause” for Executive’s termination. As used herein, the term “Good Reason” means: (a) a material reduction of Executive’s base salary, unless such reduction is part of an across-the-board reduction of no more than 10% of base salary of all employees of Dell who are in the same salary grade as you as of the time of such reduction, (b) a material reduction of the employee benefits enjoyed by you, under the qualified and nonqualified employee benefit and welfare plans of Dell, unless such reduction is part of an across-the-board reduction of employee benefits for all employees of Dell who are in the same salary grade as Executive as of the time of such reduction; (d) Dell requiring you to be based at any office or
Russell Freeman

location that is more than 35 miles from Executive’s principal work location and residence as of the Effective Date or increasing the amount of business travel Executive is required to do (away from Executive’s principal work location) by more than 20%, measured over any six month period following the Effective Date as compared to the amount of Executive’s business travel the six month period preceding the Effective Date, or (e) you are placed into a position which does not scope as an Executive Role (as defined below), as determined by the Vice President of Compensation for Dell, using market based criteria and as the term Executive is used at Dell as of the Effective Date, provided, that, a condition will not constitute Good Reason unless and until you inform Dell in writing of the existence of the condition within 90 days of its occurrence and the Dell does not cure such condition within 30 days of receipt of such notice and Executive resigns Executive’s position within 60 days after Dell’s cure period has ended. As used herein, the term “Executive Role” means a Senior Vice President, Vice President or Director of Dell, all of which are among the top 1% of the positions in Dell, as of September of 2009. If Executive’s employment is terminated before the Retention Date by Executive without Good Reason, or by Dell for Cause, any remaining obligations of Dell under this Agreement will cease immediately, and Executive’s rights, if any, to any benefit under Dell’s health and welfare or retirement plans, or to any equity grants, will be governed by the applicable plan, program, policy or equity agreement.
     2. Consideration from Dell. If Executive signs this Agreement, Dell will provide Executive with the following good and valuable consideration. Executive agrees that, except as expressly set forth in this Agreement and Dell’s benefit plans, Executive is not entitled to receive from Dell the payment or distribution of any amounts of pay (including bonuses), benefits, cash, stock, stock options or other type of property.
          a. Employment and Compensation. Subject to Section 1, from and after the Effective Date and until the Retention Date, Dell will employ Executive and pay Executive base salary in a biweekly amount equal to $19,615.38, and Executive will enjoy all the benefits to which Executive is entitled as of the Effective Date (provided Executive continues to make related employee contributions if necessary under Dell’s policies for the enjoyment of such benefits), subject to applicable tax and other withholdings. However, Executive will not be eligible to participate in any of Dell’s incentive bonus or long term incentive plans for Fiscal Year 2010 or 2011.
          b. Retention Amount. In lieu of participation in Dell’s incentive bonus or long term incentive plans for Fiscal Year 2010 or 2011, and provided that Executive (i) is employed with Dell on the date that is six months following the Closing Date, (ii) has terminated Executive’s employment with Good Reason before the date that is six months following the Closing Date, or (iii) is separated by Dell before the date that is six months following the Closing Date without Cause, Dell will pay Executive a “Retention Amount” of $757,000 in a lump sum within 30 days of Executive’s execution of the release of claims in the form of Exhibit A with such signing to occur within 10 days of the Retention Date, provided that Executive does not revoke the release as provided therein. Executive agrees that Executive is not otherwise entitled to the Retention Amount except in exchange for executing and not revoking the release of claims.
Russell Freeman

     3. Option to Extend Executive’s Employment after the Retention Date. Following the Retention Date, Dell and Executive may agree to continue Executive’s at-will employment from month-to-month. If such agreement is reached, Dell will employ Executive and pay Executive base salary in a biweekly amount equal to $19,615.38, together with a monthly Retention Bonus of $126,000, with such Retention Bonus to be paid at the end of each month of continued employment. Executive will also continue to enjoy all the benefits provided to similarly situated employees in an Executive Role (provided Executive continues to make related employee contributions if necessary under Dell’s policies for the enjoyment of such benefits), subject to applicable tax and other withholdings. Executive will not be eligible to participate in any of Dell’s incentive bonus or long term incentive plans in future Fiscal Years. Either Dell or Executive may choose not to extend Executive’s Employment upon thirty (30) days’ notice.
     4. Early Termination of this Agreement. Notwithstanding the terms and conditions of this Agreement, in the event that an emergency arises with respect to Executive’s future employer, an entity or business enterprise controlled by H. Ross Perot, Jr. or his family, such that H.Ross Perot , Jr. reasonably requires the services of Executive in order to continue such business operations, Dell and Executive agree that Executive may terminate this Agreement at such time without penalty. If the Agreement is terminated under this paragraph 4, then Dell shall pay Executive any base salary earned but not yet paid along with a pro rata share of the Retention Amount, calculated based by multiplying the Retention Amount by a fraction the numerator is the number of weeks worked by Executive pursuant to this Agreement over the total number of weeks in the Retention Period provided that Executive execute, within 10 days of termination of this Agreement, and not revoke the release of claims as provided in paragraph 2(b).
     5. Company Documents, Information, or Property. Executive agrees that, on or before the Retention Date, Executive will return to Dell any and all documents relating to Dell or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Dell property in Executive’s possession or control. Executive represents and agrees that Executive will not take, nor has Executive taken, any such documents or property from the control or premises of Dell and that if, at any time after the Retention Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to Dell immediately.
     6. Protection of Sensitive Information. Dell will provide Executive Sensitive Information (as that term is defined herein) above and beyond any Sensitive Information Executive previously received. “Sensitive Information” means that subset of Dell confidential and proprietary information, and trade secrets that is not generally disclosed to non-management employees of Dell and includes, but is not limited to: technical information of Dell, its customers or other third parties that is in use, planned, or under development; business information of Dell, its customers or other third parties; personnel information of Dell; and information relating to future plans of Dell, its customers or other third parties. Executive agrees not to use, publish, misappropriate, or disclose any Sensitive Information, during or after Executive’s employment, except as required in the performance of Executive’s duties for Dell or as expressly authorized in writing by Dell. To protect Sensitive Information, Executive agrees that while Executive is employed by Dell and for the twelve-month period immediately
Russell Freeman

following the end of Executive’s employment with Dell, Executive will not, except as required to perform Executive’s duties for Dell, directly or indirectly:
          a. In any geographic region for which Executive had direct or indirect responsibility on behalf of Dell or in any geographic region for which Executive had Sensitive Information, perform duties or services for a Direct Competitor, whether as an employee, consultant, principal, advisor, board member or any other capacity, that are substantially similar to the duties or services Executive performed for Dell at any time during the last twelve (12) months of Executive’s employment with Dell;
          b. Because of Executive’s comprehensive knowledge regarding Dell’s business relationships with its vendors and suppliers, without Dell’s express written consent, perform duties or services in any capacity for a supplier, business partner, or vendor of Dell with whom Executive had any business dealings on behalf of Dell;
          c. Solicit (or assist another in soliciting) (i) any of Dell’s customers or prospective customers with whom Executive had contact on behalf of Dell during the last twelve (12) months of Executive’s employment with Dell; or (ii) any of Dell’s customers or prospective customers about whom Executive had any Sensitive Information during the last twelve (12) months of Executive’s employment with Dell;
          d. Encourage (or assist another in encouraging) any supplier, business partner, or vendor of Dell with whom Executive had any contact on behalf of Dell within the last twelve (12) months of Executive’s employment with Dell or about whom Executive had any Sensitive Information to terminate or diminish its relationship with Dell;
          e. Solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee, contractor, or consultant of Dell or any person who was an employee, contractor, or consultant of Dell at any time during the last twelve (12) months of Executive’s employment with Dell; or
          f. Advise, assist, attempt to influence or otherwise induce or persuade (or assist another in advising, attempting to influence or otherwise inducing or persuading) any person employed by Dell to end his or her employment relationship with Dell.
Nothing in this Agreement prohibits Executive from becoming employed by, nor shall it be considered a violation of subparagraphs 6 (a) through (f) herein for Executive to be employed by, any entity or business enterprise controlled by H. Ross Perot, Jr. or his family during the twelve (12) months following the Retention Date, provided that the terms of the Form of Non-Competition Agreement (Principal Shareholders) by and between Dell Inc., DII — Holdings Inc., Perot Systems Corporation and certain principal shareholders of Perot Systems Corporation are not otherwise violated.
“Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date of Executive’s
Russell Freeman

execution of this Agreement or the date Executive’s employment with Dell ends, whichever is later. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, EDS, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. Executive understands and agrees that the foregoing list of Direct Competitors represents an example of companies which compete with Dell in a material way, and are thus considered Dell Direct Competitors, and that other entities may be considered or become Dell Direct Competitors.
     7. Alternatives and Requests for Modification. Executive represents and agrees that, following the end of Executive’s employment with Dell, Executive will be willing and able to engage in employment not prohibited by this Agreement. If Executive subsequently desires to pursue an opportunity prohibited by the terms of this Agreement, Executive will make a written request to Dell’s Human Resources Senior Vice President for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Executive wishes to pursue.
     8. Reasonableness and Reformation. Dell and Executive agree and believe that the restraints imposed on Executive by this Agreement are reasonable and do not impose a greater restraint than necessary to protect Dell’s Sensitive Information and Dell’s other legitimate business interests. If a court of competent jurisdiction holds this not to be the case, Dell and Executive agree to request that the Court not invalidate or ignore the terms of this Agreement but instead to honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent needed to render the terms valid and enforceable and then enforcing the Agreement as reformed or modified. It is the express intent of Dell and Executive that the terms of this Agreement be enforced to the full extent permitted by law.
     9. Confidentiality. Executive agrees that, except as may be required by law, court order, or to enforce this Agreement, Executive will keep the terms, amount, and fact of this Agreement completely confidential. Notwithstanding the foregoing, Executive may disclose pertinent information concerning this Agreement to Executive’s attorneys, tax advisors and financial planners, and Executive’s spouse and other close family members, provided they have previously been informed of and have agreed to be bound by this confidentiality clause.
     10. Non-Disparagement. Executive agrees that, except as may be required by law or court order, Executive will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Dell. Executive understands that Executive’s compliance with a subpoena or other legally compulsive process or Executive’s participation as a witness in any lawsuit will not be a violation of this provision. Dell agrees that, except as may be required by law or court order, Dell will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Executive.
     11. Cooperation. Executive agrees that Executive will give Dell Executive’s full
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cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Executive’s conduct or duties at Dell or that are based on facts about which Executive obtained personal knowledge while employed at Dell. In return, Dell agrees to reimburse Executive for direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation. Such reimbursement will be made to Executive promptly upon receipt of such substantiated expenses but in no event later than the last day of the tax year following the tax year in which such expenses were incurred.
     12. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.
     13. Severability. Except for paragraph 6, the fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement. Executive agrees that Employee’s agreements in paragraph 6 are a material, integral, and important part of this Agreement and that Dell would not enter this Agreement absent same. Executive further agrees that the next sentence found in this paragraph 13 is a material, integral, and important part of this Agreement and that Dell would not enter this Agreement absent same. Accordingly, if Executive is found by a court of competent jurisdiction to have violated any of the provisions found in paragraph 6 (whether as originally written or as modified or reformed by a court of competent jurisdiction), Dell shall have the right to rescind this Agreement, with Executive returning to Dell the Retention Amount paid to Executive pursuant to this Agreement. Any such rescission of this Agreement shall not affect any rights Dell may have to assert or pursue any claim against Executive under any other agreement, the common law, or otherwise.
     14. Irreparable Harm. Executive acknowledges and agrees that a violation of paragraphs 5, 6, or 9 of this Agreement would cause irreparable harm to Dell, and Executive agrees that Dell will be entitled to an injunction restraining any violation or further violation of such provisions. In this connection, Executive covenants that Executive will not assert in any proceeding that any given violation or further violation of these paragraphs: (i) will not result in irreparable harm to Dell; or (ii) could be remedied adequately at law. Dell’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.
     15. Certain Acknowledgments. Executive acknowledges that Executive is signing this Agreement voluntarily with full knowledge of its contents. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of Dell.
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Russell Freeman

Date:	September 17, 2009	/s/ Russell Freeman

Signature

Russell Freeman

Print Name

For Dell:

Date:	September 20, 2009	/s/ Andrew C. Esparza

Signature

Andrew C. Esparza

Print Name

Senior Vice President, Human Resources
Print Title
Russell Freeman

EXHIBIT A — RELEASE
     1. Consideration. In exchange for the Retention Amount set forth in that certain Retention Agreement of Dell Inc., for itself and its subsidiaries (collectively, “Dell”) and Russell Freeman (“Executive”), signed by Executive on September 17, 2009 (“Retention Agreement”), Executive enters into and agrees to this Release (“Release”). All capitalized terms not defined in this Release shall have the meaning set forth in the Retention Agreement.
     2. Complete Release. Executive hereby fully releases Dell and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them. Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied defamation by any Released Party), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Executive represents that Executive has not assigned to any other person any of such claims and that Executive has the full right to grant this release. Notwithstanding any other provision herein, Dell and Executive agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under Dell’s health and welfare or retirement benefit plans, or any future claims based on Dell’s obligations and agreements set forth in the Retention Agreement or this Release.
     3. Claims under California Law. Executive understands and agrees that the complete release in paragraph 2 above also includes claims made under the California Fair Employment and Housing Act and California Labor Code Section 970-972, etc. Executive expressly waives all the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
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     4. Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by Dell to date have been accurately calculated, and have represented the proper amounts due to Executive. The consideration set forth in this Release is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from Dell, Executive agrees that Dell is entitled to full offset of the amounts set forth in the Retention Agreement.
     5. Non-Admission of Liability. Dell and Executive understand and agree that they are entering into this Release to, among other things, resolve any claims or differences that may exist between them. By entering into this Release, neither Dell nor Executive admit any liability or wrongdoing.
     6. Future Employment. Executive agrees that Executive has no right to future employment at Dell and that should Executive seek employment with Dell in the future, any decision regarding rehire is at Dell’s sole discretion.
     7. Consideration and Revocation Periods. Executive understands that Executive may take up to [21] days to consider this Release. Executive understands that Executive may use as much or as little of this period as Executive chooses before signing the Release. Executive is advised to consult with an attorney before signing this Release. If Executive accepts this Release, Executive must sign it and return it to NAME on or before the expiration of the [21] day period. By signing this Release, Executive acknowledges that Executive was afforded a period of at least [21] days from the date Dell’s proposal was presented to Executive in which to consider it. In addition, Executive understands that Executive has a period of seven days within which to revoke this Release after signing it. To revoke this Release, Executive understands that Executive must provide written notification of revocation to NAME within seven days from the date Executive signed it.
     8. Applicable Law and Venue. THIS RELEASE SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.
     9. Severability. The fact that one or more paragraphs (or portion thereof) of this Release may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Release.
     10. Certain Acknowledgments. Executive acknowledges that Executive is signing this Release voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, Dell will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Release or the Retention Agreement. This Release may not be amended or modified except by a written agreement signed by
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Executive and an authorized officer of Dell. Executive understands that any changes that the parties agree to make to this Release after it has been presented to Executive, whether such changes are material or non-material, will not extend the amount of time Executive has to consider this Release.
If the foregoing accurately sets forth your agreement with Dell, please signify by signing below and returning this Release in its entirety to NAME on or before the close of business on the Retention Date. If Dell has not received a signed copy of this Release by that time, the offer reflected in this Release will automatically terminate and expire without further notice from Dell.

Date:

Signature

Print Name

For Dell:

Date:
Signature
Russell Freeman